Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FULL YEAR 2019 NET INCOME OF $5.4 BILLION,
$11.39 DILUTED EPS

Fourth quarter net income was $1.4 billion, $2.97 diluted EPS

PNC announces $1.0 billion increase to authorized share repurchases

PITTSBURGH, Jan. 15, 2020 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the year		For the quarter
	2019	2018	4Q19	3Q19	4Q18
Net income $ millions	$5,418	$5,346	$1,381	$1,392	$1,351
Diluted earnings per common share	$11.39	$10.71	$2.97	$2.94	$2.75

“PNC delivered excellent results in 2019 against the backdrop of continued change across our industry. Earnings per share increased and we generated record revenue and positive operating leverage for the year. Expenses were well controlled and our efficiency ratio improved. We increased loans and deposits and leveraged our strong product set to grow clients in existing and new markets. At the same time, we made important investments in the development of our employees and their careers and to support employees’ health and wellness and long-term financial wellbeing. With the announced increase to our authorized share buybacks, we are well positioned with capital flexibility for the opportunities and challenges ahead as we remain focused on creating long-term shareholder value by doing what is best for our customers.”
         Bill Demchak, PNC Chairman, President and Chief Executive Officer

Increase to Authorized Share Repurchases

▪
PNC received approval in January 2020 from the Federal Reserve to repurchase up to an additional $1.0 billion in common shares through the end of the second quarter of 2020. This is in addition to the share repurchase programs of up to $4.3 billion for the four-quarter period beginning in the third quarter of 2019, which were announced in June 2019.

Income Statement Highlights
Fourth quarter 2019 compared with third quarter 2019

▪	Net income was $1.4 billion, a decrease of $11 million, or 1 percent.

▪	Total revenue of $4.6 billion grew $116 million, or 3 percent.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 2

▪	Net interest income of $2.5 billion decreased $16 million, or 1 percent, due to lower loan and securities yields substantially offset by lower rates on deposits and borrowings.

–	Net interest margin decreased 6 basis points to 2.78 percent.

▪	Noninterest income of $2.1 billion increased $132 million, or 7 percent.

–
Fee income of $1.7 billion increased $18 million, or 1 percent, driven by higher asset management revenue and corporate service fees partially offset by lower residential mortgage revenue and consumer service fees.

–
Other noninterest income of $456 million increased $114 million reflecting higher revenue from private equity investments and a gain on the sale of proprietary mutual funds partially offset by negative derivative fair value adjustments related to Visa Class B common shares.

▪
Noninterest expense of $2.8 billion increased $139 million, or 5 percent, driven by equipment expense for technology-related write-offs and benefits expense, including a year-end employee award of an additional contribution to health savings accounts.

▪	Provision for credit losses of $221 million increased $38 million, or 21 percent, due to both the consumer lending portfolio and reserves attributable to certain commercial credits.

▪	The effective tax rate was 15.1 percent for the fourth quarter compared with 17.5 percent for the third quarter, and 16.4 percent for the full year 2019.
Balance Sheet Highlights

▪	Average loans increased $1.2 billion to $238.9 billion in the fourth quarter compared with the third quarter.

–
Average consumer lending balances of $78.1 billion increased $1.9 billion, or 3 percent, due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower education loans.

–
Average commercial lending balances of $160.8 billion declined $.7 billion primarily in PNC's real estate business, including a decrease in multifamily agency warehouse lending balances, partially offset by growth in PNC's corporate banking business.

▪	Overall credit quality remained historically strong.

–	Nonperforming assets of $1.8 billion at December 31, 2019 decreased $95 million, or 5 percent, compared with September 30, 2019.

–	Net charge-offs were $209 million for the fourth quarter compared with $155 million for the third quarter as both consumer and commercial lending net charge-offs increased.

–	The allowance for loan and lease losses to total loans remained relatively stable at 1.14 percent at December 31, 2019 compared with 1.15 percent at September 30, 2019.

▪
Average deposits increased $8.7 billion, or 3 percent, to $287.8 billion in the fourth quarter compared with the third quarter due to higher commercial deposits reflecting seasonal growth and the full quarter impact of a new sweep deposit product offering for current asset management clients.

▪	Average investment securities decreased $1.7 billion, or 2 percent, to $83.5 billion in the fourth quarter compared with the third quarter.

▪	Average balances held with the Federal Reserve of $23.0 billion increased $7.7 billion compared with the third quarter.

▪	PNC returned $1.5 billion of capital to shareholders in the fourth quarter through repurchases of 6.5 million common shares for $1.0 billion and dividends on common shares of $.5 billion.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 3

–	For the full year 2019, PNC returned $5.4 billion of capital to shareholders through repurchases of 25.9 million common shares for $3.5 billion and dividends on common shares of $1.9 billion.

▪	PNC maintained a strong capital position.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.5 percent at December 31, 2019 and 9.6 percent at September 30, 2019.

Earnings Summary
In millions, except per share data		4Q19	3Q19	4Q18
Net income		$1,381	$1,392	$1,351
Net income attributable to diluted common shares		$1,302	$1,307	$1,274
Diluted earnings per common share		$2.97	$2.94	$2.75
Average diluted common shares outstanding		438	445	463
Return on average assets		1.33%	1.36%	1.40%
Return on average common equity		11.54%	11.56%	11.83%
Book value per common share	Quarter end	$104.59	$103.37	$95.72
Tangible book value per common share (non-GAAP)	Quarter end	$83.30	$82.37	$75.42
Cash dividends declared per common share		$1.15	$1.15	$.95

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Net interest income	$2,488	$2,504	$2,481	(1)%	—
Noninterest income	2,121	1,989	1,859	7%	14%
Total revenue	$4,609	$4,493	$4,340	3%	6%

Total revenue for the fourth quarter of 2019 increased $116 million compared with the third quarter and $269 million compared with the fourth quarter of 2018 driven by higher noninterest income.
Net interest income for the fourth quarter of 2019 decreased $16 million compared with the third quarter due to lower loan and securities yields substantially offset by lower rates on deposits and borrowings. Net interest income increased $7 million compared with the fourth quarter of 2018 as higher loan and securities balances and lower borrowing costs were substantially offset by lower loan and securities yields and higher deposit and borrowing balances. The net interest margin declined to

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 4

2.78 percent for the fourth quarter of 2019 from 2.84 percent for the third quarter due to lower earning asset yields and lower benefit from noninterest-bearing sources of funds substantially offset by lower rates on deposits and borrowings. The margin decreased from 2.96 percent in the fourth quarter of 2018 as a result of lower yields on earning assets partially offset by lower borrowing costs.

Noninterest Income				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Asset management	$504	$464	$428	9%	18%
Consumer services	390	402	387	(3)%	1%
Corporate services	499	469	468	6%	7%
Residential mortgage	87	134	59	(35)%	47%
Service charges on deposits	185	178	192	4%	(4)%
Other	456	342	325	33%	40%
	$2,121	$1,989	$1,859	7%	14%

Noninterest income for the fourth quarter of 2019 increased $132 million compared with the third quarter driven by higher other noninterest income. Asset management revenue increased $40 million reflecting higher earnings from PNC's equity investment in BlackRock. Consumer services decreased $12 million due to seasonally higher credit card activity that was more than offset by a true up of credit card rewards costs. Corporate services grew $30 million reflecting broad-based increases including treasury management product revenue. Residential mortgage revenue decreased $47 million as a result of a lower benefit from residential mortgage servicing rights valuation, net of economic hedge, lower loan sales revenue and lower servicing fees. Service charges on deposits increased $7 million reflecting seasonally higher consumer spending. Other noninterest income increased $114 million due to higher revenue from private equity investments and a gain on the sale of proprietary mutual funds of $57 million partially offset by negative derivative fair value adjustments related to Visa Class B common shares of $45 million in the fourth quarter compared with $8 million in the third quarter and lower net gains on commercial mortgage loans held for sale.
Noninterest income for the fourth quarter of 2019 increased $262 million compared with the fourth quarter of 2018. Asset management revenue increased $76 million reflecting higher earnings from PNC's equity investment in BlackRock. Consumer services increased $3 million and included higher debit card revenue. Corporate services grew $31 million across businesses led by higher treasury management product revenue. Residential mortgage revenue increased $28 million due to higher results from residential mortgage servicing rights valuation, net of economic hedge, and higher loan sales revenue partially offset by lower servicing fees. Service charges on deposits decreased $7 million reflecting a reduction of customer fees charged partially offset by higher transaction volumes. Other noninterest income increased $131 million as a result of higher revenue from private equity investments, the gain on the sale of proprietary mutual funds and higher capital markets-related revenue partially offset by negative Visa derivative fair value adjustments in the fourth quarter of 2019 compared with positive adjustments of $42 million in the fourth quarter of 2018.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Personnel	$1,468	$1,400	$1,348	5%	9%
Occupancy	201	206	202	(2)%	—
Equipment	348	291	285	20%	22%
Marketing	77	76	84	1%	(8)%
Other	668	650	658	3%	2%
	$2,762	$2,623	$2,577	5%	7%

Noninterest expense for the fourth quarter of 2019 increased $139 million compared with the third quarter. Personnel expense increased $68 million due to higher benefits, including a $25 million year-end employee award of an additional contribution to health savings accounts, and higher incentive compensation associated with business activity. Equipment expense increased $57 million largely attributable to technology-related write-offs of $50 million primarily for decommissioned regulatory software.
Noninterest expense for the fourth quarter of 2019 increased $185 million compared with the fourth quarter of 2018. Personnel expense increased $120 million driven by business growth, and equipment expense increased reflecting the fourth quarter 2019 write-offs.
The effective tax rate was 15.1 percent for the fourth quarter of 2019, 17.5 percent for the third quarter of 2019 and 16.3 percent for the fourth quarter of 2018. The lower effective tax rate in the fourth quarter of 2019 compared with the third quarter was related to lower state income taxes and tax credit benefits. For the full year 2019, the effective tax rate was 16.4 percent.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets of $411.4 billion in the fourth quarter of 2019 increased 1 percent compared with $406.7 billion in the third quarter of 2019 primarily due to higher balances held with the Federal Reserve Bank. Average total assets increased 7 percent compared with $383.1 billion in the fourth quarter of 2018 reflecting loan growth and higher Federal Reserve Bank balances. Total assets were $410.3 billion at December 31, 2019, $408.9 billion at September 30, 2019 and $382.3 billion at December 31, 2018.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 6

Loans				Change	Change
				4Q19 vs	4Q19 vs
In billions	4Q19	3Q19	4Q18	3Q19	4Q18
Average
Commercial lending	$160.8	$161.5	$152.2	—	6%
Consumer lending	78.1	76.2	73.7	3%	6%
Average loans	$238.9	$237.7	$225.9	—	6%

Quarter end
Commercial lending	$160.6	$160.2	$152.3	—	5%
Consumer lending	79.2	77.1	73.9	3%	7%
Total loans	$239.8	$237.3	$226.2	1%	6%

Average loans for the fourth quarter of 2019 grew $1.2 billion compared with the third quarter. Average commercial lending balances declined $.7 billion primarily in PNC's real estate business, including a decrease in multifamily agency warehouse lending balances, partially offset by growth in PNC's corporate banking business. Average consumer lending balances increased $1.9 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower education loans. Total loans at December 31, 2019 grew $2.5 billion compared with September 30, 2019. Consumer lending balances increased $2.1 billion and commercial lending balances increased $.4 billion.
Fourth quarter 2019 average and period end loans increased $13.0 billion and $13.6 billion, respectively, compared with fourth quarter 2018 driven by overall growth in both commercial and consumer lending.

Investment Securities				Change	Change
				4Q19 vs	4Q19 vs
In billions	4Q19	3Q19	4Q18	3Q19	4Q18
Average	$83.5	$85.2	$82.1	(2)%	2%
Quarter end	$86.8	$87.9	$82.7	(1)%	5%

Average investment securities for the fourth quarter of 2019 decreased $1.7 billion and period end balances decreased $1.1 billion compared with the third quarter primarily due to net sales of U.S. Treasury securities. Fourth quarter 2019 average and period-end investment securities increased $1.4 billion and $4.1 billion, respectively, compared with the fourth quarter of 2018 reflecting net increases in agency residential mortgage-backed securities partially offset by lower U.S. Treasury securities in the average comparison. Net unrealized gains on available for sale securities were $1.4 billion at both December 31, 2019 and September 30, 2019 compared with net unrealized losses of $.1 billion at December 31, 2018.
Average balances held with the Federal Reserve Bank increased to $23.0 billion in the fourth quarter of 2019 from $15.3 billion in the third quarter and $16.4 billion in the fourth quarter of 2018. Balances held with the Federal Reserve were $23.2 billion at December 31, 2019, $18.8 billion at September 30, 2019 and $10.5 billion at December 31, 2018.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 7

Deposits				Change	Change
				4Q19 vs	4Q19 vs
In billions	4Q19	3Q19	4Q18	3Q19	4Q18
Average
Noninterest-bearing	$73.6	$72.1	$75.3	2%	(2)%
Interest-bearing	214.2	207.0	191.2	3%	12%
Average deposits	$287.8	$279.1	$266.5	3%	8%

Quarter end
Noninterest-bearing	$72.8	$74.1	$74.0	(2)%	(2)%
Interest-bearing	215.7	211.5	193.9	2%	11%
Total deposits	$288.5	$285.6	$267.9	1%	8%

Average deposits for the fourth quarter of 2019 increased $8.7 billion compared with the third quarter due to higher commercial deposits reflecting seasonal growth and the full quarter impact of a new sweep deposit product offering for current asset management clients. Deposits at December 31, 2019 increased $2.9 billion over September 30, 2019 as an increase in consumer interest-bearing deposits at year end was partially offset by a decline in commercial noninterest-bearing deposits. Fourth quarter 2019 average and period-end deposits increased $21.3 billion and $20.6 billion, respectively, compared with fourth quarter 2018 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				4Q19 vs	4Q19 vs
In billions	4Q19	3Q19	4Q18	3Q19	4Q18
Average	$60.0	$63.9	$58.8	(6)%	2%
Quarter end	$60.3	$61.4	$57.4	(2)%	5%

Average borrowed funds for the fourth quarter of 2019 decreased $3.9 billion and period end balances decreased $1.1 billion compared with the third quarter due to lower Federal Home Loan Bank borrowings partially offset by higher federal funds purchased, and higher bank notes and senior debt in the period end comparison. Average and period-end borrowed funds for the fourth quarter of 2019 increased $1.2 billion and $2.9 billion, respectively, compared with the fourth quarter of 2018 due to higher federal funds purchased and bank notes and senior debt partially offset by a decrease in Federal Home Loan Bank borrowings.

Capital
	12/31/2019	*	9/30/2019	12/31/2018
Common shareholders' equity In billions	$45.3		$45.4	$43.7
Basel III common equity Tier 1 capital ratio	9.5%		9.6%	9.6%
* Ratio estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2019 decreased $.1 billion compared with September 30, 2019 as fourth quarter net income was more than offset by share repurchases and dividends.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 8

PNC received approval in January 2020 from the Federal Reserve to repurchase up to an additional $1.0 billion in common shares through the end of the second quarter of 2020. Share repurchases will be made subject to market conditions. This is in addition to the share repurchase programs of up to $4.3 billion for the four-quarter period beginning in the third quarter of 2019, which were announced in June 2019.
PNC returned $1.5 billion of capital to shareholders in the fourth quarter of 2019 through repurchases of 6.5 million common shares for $1.0 billion and dividends on common shares of $.5 billion. For the full year 2019, PNC returned $5.4 billion of capital to shareholders through repurchases of 25.9 million common shares for $3.5 billion and dividends on common shares of $1.9 billion.
On January 2, 2020, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share effective with the February 5, 2020 dividend payment date.
The Basel III common equity Tier 1 capital ratio was calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/19 vs	12/31/19 vs
In millions	12/31/2019	9/30/2019	12/31/2018	9/30/19	12/31/18
Nonperforming loans	$1,635	$1,728	$1,694	(5)%	(3)%
Nonperforming assets	$1,752	$1,847	$1,808	(5)%	(3)%
Accruing loans past due 90 days or more	$585	$532	$629	10%	(7)%
Net charge-offs	$209	$155	$107	35%	95%
Provision for credit losses	$221	$183	$148	21%	49%
Allowance for loan and lease losses	$2,742	$2,738	$2,629	—	4%

Overall credit quality for the fourth quarter of 2019 remained historically strong. Provision for credit losses for the fourth quarter increased $38 million compared with the third quarter. Provision for consumer lending increased due to the credit card, auto and residential mortgage loan portfolios partially offset by a lower provision for home equity loans. Provision for commercial loans increased reflecting reserves attributable to certain commercial credits.
Nonperforming assets at December 31, 2019 decreased $95 million compared with September 30, 2019. Lower nonperforming commercial, commercial real estate, home equity and residential mortgage loans were partially offset by higher nonperforming equipment lease financing, auto and credit card loans. Nonperforming assets decreased $56 million compared with December 31, 2018 due to lower nonperforming home equity, residential mortgage and commercial real estate loans partially offset by higher nonperforming commercial, auto, equipment lease financing and credit card loans. Nonperforming assets to total assets were .43 percent at December 31, 2019, .45 percent at September 30, 2019 and .47 percent at December 31, 2018.
Overall delinquencies at December 31, 2019 increased $156 million, or 12 percent, compared with September 30, 2019. Loans past due 30 to 59 days increased $114 million driven by higher equipment lease financing, auto and commercial loan delinquencies. Loans past due 90 days or more

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 9

increased $53 million primarily due to higher commercial, government insured residential mortgage, credit card and auto loan delinquencies. Overall delinquencies at December 31, 2019 increased $19 million, or 1 percent, compared with December 30, 2018 driven by higher past due auto, credit card and commercial loans partially offset by lower government insured education and residential mortgage loans.
Net charge-offs for the fourth quarter of 2019 increased $54 million compared with the third quarter. Consumer lending net charge-offs increased $30 million driven by credit card, auto and home equity loans, and commercial lending net charge-offs increased $24 million. Compared with fourth quarter 2018, net charge-offs increased $102 million as commercial net charge-offs increased $52 million and consumer net charge-offs increased $50 million. Net charge-offs were .35 percent of average loans on an annualized basis for the fourth quarter of 2019 compared with .26 percent for the third quarter of 2019 and .19 percent for the fourth quarter of 2018.
The allowance for loan and lease losses to total loans remained relatively stable at 1.14 percent at December 31, 2019 compared with 1.15 percent at September 30, 2019 and 1.16 percent at December 31, 2018. The allowance to nonperforming loans was 168 percent at December 31, 2019 compared with 158 percent at September 30, 2019 and 155 percent at December 31, 2018.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	4Q19	3Q19	4Q18
Retail Banking	$277	$347	$313
Corporate & Institutional Banking	649	645	651
Asset Management Group	91	46	42
Other, including BlackRock	364	354	345
Net income	$1,381	$1,392	$1,351
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Net interest income	$1,402	$1,393	$1,319	$9	$83
Noninterest income	$652	$744	$696	$(92)	$(44)
Provision for credit losses	$161	$147	$119	$14	$42
Noninterest expense	$1,530	$1,536	$1,487	$(6)	$43
Earnings	$277	$347	$313	$(70)	$(36)

In billions
Average loans	$79.5	$77.7	$74.8	$1.8	$4.7
Average deposits	$170.8	$168.8	$161.8	$2.0	$9.0

Retail Banking earnings for the fourth quarter of 2019 decreased in both comparisons. Noninterest income declined compared with the third quarter due to negative derivative fair value adjustments related to Visa Class B common shares and lower residential mortgage revenue

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 10

attributable to a lower benefit from residential mortgage servicing rights valuation, net of economic hedge, and decreased loan sales and servicing revenue. Noninterest income decreased compared with the fourth quarter of 2018 due to negative Visa derivative fair value adjustments in the fourth quarter of 2019 compared with positive adjustments in the fourth quarter of 2018 partially offset by higher results from residential mortgage servicing rights valuation, net of economic hedge, increased loan sales revenue, and growth in consumer service fees. Provision for credit losses increased in both comparisons primarily due to higher credit card and auto loan portfolio reserves attributable to loan growth partially offset by a lower provision for home equity loans. Noninterest expense increased compared with the fourth quarter of 2018 reflecting higher customer-related transaction costs, noncredit losses and ATM expense resulting from enhanced checking product benefits.

▪
Average loans increased 2 percent compared with the third quarter and 6 percent compared with fourth quarter 2018 due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower education loans.

▪
Average deposits increased 1 percent compared with the third quarter and 6 percent compared with fourth quarter 2018 due to increases in savings and demand deposits partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪
Net charge-offs were $154 million for the fourth quarter of 2019 compared with $128 million in the third quarter and $112 million in the fourth quarter of 2018 with increases primarily in credit card and auto loan portfolio net charge-offs.

▪
Residential mortgage loan origination volume was $3.5 billion for the fourth quarter of 2019 compared with $3.4 billion for the third quarter and $1.6 billion for the fourth quarter of 2018. Approximately 40 percent of fourth quarter 2019 volume was for home purchase transactions compared with 44 percent and 67 percent for the third quarter of 2019 and fourth quarter of 2018, respectively.

▪
The third party residential mortgage servicing portfolio was $120 billion at December 31, 2019 compared with $123 billion at September 30, 2019 and $125 billion at December 31, 2018. Residential mortgage loan servicing acquisitions were $3 billion for both the fourth and third quarters of 2019 and $2 billion for the fourth quarter of 2018.

▪
Approximately 71 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2019 compared with 70 percent in the third quarter and 67 percent in the fourth quarter of 2018.

▪	Deposit transactions via ATM and mobile channels were 58 percent of total deposit transactions in both the fourth and third quarters of 2019 compared with 55 percent in the fourth quarter of 2018.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Net interest income	$969	$930	$930	$39	$39
Noninterest income	$646	$654	$632	$(8)	$14
Provision for credit losses	$65	$48	$42	$17	$23
Noninterest expense	$726	$703	$687	$23	$39
Earnings	$649	$645	$651	$4	$(2)

In billions
Average loans	$147.9	$148.6	$139.5	$(.7)	$8.4
Average deposits	$98.5	$95.8	$91.8	$2.7	$6.7

Corporate & Institutional Banking earnings for the fourth quarter of 2019 were relatively consistent in the comparisons. Noninterest income decreased compared with the third quarter primarily due to lower revenue from commercial mortgage banking activities, partially offset by higher treasury management product revenue. Noninterest income increased compared with the fourth quarter of 2018 driven by higher treasury management product revenue and higher capital markets-related revenue partially offset by lower gains on asset sales. Provision for credit losses in the fourth quarter of 2019 increased compared with the third quarter due to reserves attributable to certain commercial credits. Noninterest expense increased in both comparisons largely due to investments in strategic initiatives and variable costs associated with increased business activity.

▪
Average loans decreased $.7 billion, or less than 1 percent, compared with the third quarter due to a decrease in multifamily agency warehouse lending partially offset by loan growth in PNC’s corporate banking business. Average loans grew 6 percent compared with the fourth quarter of 2018 driven by loan growth in PNC’s corporate banking and business credit businesses partially offset by a decrease in multifamily agency warehouse lending.

▪
Average deposits increased 3 percent over the third quarter reflecting seasonal growth and increased 7 percent compared with the fourth quarter of 2018 due to growth in interest-bearing deposits, including a shift from noninterest-bearing demand deposits.

▪	Net charge-offs were $47 million in the fourth quarter of 2019 compared with $30 million in the third quarter and $2 million in the fourth quarter of 2018.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 12

Asset Management Group				Change	Change
				4Q19 vs	4Q19 vs
In millions	4Q19	3Q19	4Q18	3Q19	4Q18
Net interest income	$80	$70	$70	$10	$10
Noninterest income	$272	$216	$216	$56	$56
Provision for credit losses (benefit)	$1	$(1)	—	$2	$1
Noninterest expense	$232	$228	$232	$4	—
Earnings	$91	$46	$42	$45	$49

In billions
Client assets under administration at quarter end	$297	$298	$272	$(1)	$25
Average loans	$7.1	$6.9	$6.9	$.2	$.2
Average deposits	$17.9	$13.6	$12.5	$4.3	$5.4

Asset Management Group earnings for the fourth quarter of 2019 increased in both comparisons. Noninterest income increased as a result of a gain of $57 million on the sale of components of the PNC Capital Advisors investment management business, including its PNC family of proprietary mutual funds of approximately $14 billion. Noninterest expense increased over the third quarter due to costs associated with the sale transaction.
Client assets under administration at December 31, 2019 included discretionary client assets under management of $154 billion and nondiscretionary client assets under administration of $143 billion. Discretionary client assets under management decreased $9 billion compared with September 30, 2019. The sale transaction resulted in a decline of $11 billion in discretionary assets under management, with the Asset Management Group remaining the wealth manager of approximately $3 billion of funds sold. This decline was partially offset by increases in equity markets. Discretionary client assets under management increased $6 billion compared with December 31, 2018 as the impact of the sale transaction was more than offset by increases in equity markets.

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 616-4018 and (303) 223-4381 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2019 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21934065 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
Revenue
Net interest income	$2,488	$2,504	$2,481	$9,965	$9,721
Noninterest income	2,121	1,989	1,859	7,862	7,411
Total revenue	4,609	4,493	4,340	17,827	17,132
Provision for credit losses	221	183	148	773	408
Noninterest expense	2,762	2,623	2,577	10,574	10,296
Income before income taxes and noncontrolling interests	$1,626	$1,687	$1,615	$6,480	$6,428
Net income	$1,381	$1,392	$1,351	$5,418	$5,346
Less:
Net income attributable to noncontrolling interests	14	13	14	49	45
Preferred stock dividends (a)	55	63	55	236	236
Preferred stock discount accretion and redemptions	1	1	1	4	4
Net income attributable to common shareholders	$1,311	$1,315	$1,281	$5,129	$5,061
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	6	5	21	21
Impact of BlackRock earnings per share dilution	3	2	2	10	9
Net income attributable to diluted common shares	$1,302	$1,307	$1,274	$5,098	$5,031
Diluted earnings per common share	$2.97	$2.94	$2.75	$11.39	$10.71
Cash dividends declared per common share	$1.15	$1.15	$.95	$4.20	$3.40
Effective tax rate (b)	15.1%	17.5%	16.3%	16.4%	16.8%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Year ended
	December 31	September 30	December 31	December 31	December 31
	2019	2019	2018	2019	2018
PERFORMANCE RATIOS
Net interest margin (a)	2.78%	2.84%	2.96%	2.89%	2.97%
Noninterest income to total revenue	46%	44%	43%	44%	43%
Efficiency (b)	60%	58%	59%	59%	60%
Return on:
Average common shareholders' equity	11.54%	11.56%	11.83%	11.50%	11.83%
Average assets	1.33%	1.36%	1.40%	1.35%	1.41%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$277	$347	$313	$1,213	$1,064
Corporate & Institutional Banking	649	645	651	2,448	2,508
Asset Management Group	91	46	42	262	202
Other, including BlackRock (d)	364	354	345	1,495	1,572
Total net income	$1,381	$1,392	$1,351	$5,418	$5,346

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 were $23 million, $25 million and $28 million, respectively. The taxable equivalent adjustments to net interest income for the twelve months ended December 31, 2019 and December 31, 2018 were $103 million and $115 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to PNC's equity investment in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	December 31	September 30	December 31
	2019	2019	2018
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$410,295	$408,916	$382,315
Loans (a)	$239,843	$237,377	$226,245
Allowance for loan and lease losses	$2,742	$2,738	$2,629
Interest-earning deposits with banks	$23,413	$19,036	$10,893
Investment securities	$86,824	$87,883	$82,701
Loans held for sale (a)	$1,083	$1,872	$994
Equity investments (b)	$13,734	$13,325	$12,894
Mortgage servicing rights	$1,644	$1,483	$1,983
Goodwill	$9,233	$9,233	$9,218
Other assets (a)	$32,202	$35,774	$34,408
Noninterest-bearing deposits	$72,779	$74,077	$73,960
Interest-bearing deposits	$215,761	$211,506	$193,879
Total deposits	$288,540	$285,583	$267,839
Borrowed funds (a)	$60,263	$61,354	$57,419
Total shareholders’ equity	$49,314	$49,420	$47,728
Common shareholders’ equity	$45,321	$45,428	$43,742
Accumulated other comprehensive income (loss)	$799	$837	$(725)
Book value per common share	$104.59	$103.37	$95.72
Tangible book value per common share (Non-GAAP) (c)	$83.30	$82.37	$75.42
Period end common shares outstanding (millions)	433	439	457
Loans to deposits	83%	83%	84%
Common shareholders' equity to total assets	11.0%	11.1%	11.4%
CLIENT ASSETS (billions)
Discretionary client assets under management	$154	$163	$148
Nondiscretionary client assets under administration	143	135	124
Total client assets under administration	297	298	272
Brokerage account client assets	54	52	47
Total client assets	$351	$350	$319
CAPITAL RATIOS
Basel III (d)
Common equity Tier 1	9.5%	9.6%	9.6%
Tier 1 risk-based	10.7%	10.7%	10.8%
Total capital risk-based (e)	12.8%	12.7%	13.0%
Leverage	9.1%	9.3%	9.4%
Supplementary leverage	7.6%	7.8%	7.8%
ASSET QUALITY
Nonperforming loans to total loans	.68%	.73%	.75%
Nonperforming assets to total loans, OREO and foreclosed assets	.73%	.78%	.80%
Nonperforming assets to total assets	.43%	.45%	.47%
Net charge-offs to average loans (for the three months ended) (annualized)	.35%	.26%	.19%
Allowance for loan and lease losses to total loans	1.14%	1.15%	1.16%
Allowance for loan and lease losses to nonperforming loans	168%	158%	155%
Accruing loans past due 90 days or more (in millions)	$585	$532	$629

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2019 Form 10-Q included, and our 2019 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity investment in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(d)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of December 31, 2019 are estimated.

(e)
The 2019 and 2018 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $60 million and $80 million, respectively, that are subject to a phase-out period that runs through 2021.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC was in the parallel run qualification phase for the advanced approaches at December 31, 2019, PNC’s regulatory risk-based capital ratios in 2019 and 2018 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s Basel III Common equity Tier 1 capital ratios. Under the Basel III rules applicable to PNC during 2018 and 2019, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital during 2018 and 2019 includes accumulated other comprehensive income (loss) related to securities currently, and those transferred from, available for sale, as well as pension and other postretirement plans.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	December 31	September 30	December 31
Dollars in millions	2019 (estimated)	2019	2018
Common stock, related surplus and retained earnings, net of treasury stock	$44,522	$44,592	$44,467
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,251)	(9,268)	(9,277)
Basel III total threshold deductions	(3,279)	(2,952)	(3,464)
Accumulated other comprehensive income (loss)	659	638	(610)
All other adjustments	(175)	(209)	(211)
Basel III Common equity Tier 1 capital	$32,476	$32,801	$30,905
Basel III standardized approach risk-weighted assets (b)	$340,506	$340,912	$320,595
Basel III advanced approaches risk-weighted assets (c)	$317,778	$319,960	$282,902
Basel III Common equity Tier 1 capital ratio	9.5%	9.6%	9.6%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2019	2019	2018
Book value per common share	$104.59	$103.37	$95.72
Tangible book value per common share
Common shareholders' equity	$45,321	$45,428	$43,742
Goodwill and other intangible assets	(9,441)	(9,459)	(9,467)
Deferred tax liabilities on Goodwill and other intangible assets	187	191	190
Tangible common shareholders' equity	$36,067	$36,160	$34,465
Period-end common shares outstanding (millions)	433	439	457
Tangible book value per common share (Non-GAAP)	$83.30	$82.37	$75.42

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–
U.S. economic growth, after accelerating a few years ago, has slowed since mid-2018 and is expected to slow further in 2020. Slower global economic growth, trade tensions, reduced fiscal stimulus, and aerospace production cuts are the primary drivers of softer U.S. growth.

–
Job growth will continue in 2020, but at a slower pace from 2019 due to both difficulty in finding workers and slower economic growth. The unemployment rate is expected to increase slightly in the near term, but the labor market will remain tight, pushing wages higher and supporting continued gains in consumer spending.

–
Near-term risks are generally to the downside, including a further softening in the global economy, a further escalation in trade tensions, and geopolitical concerns. But there are some upside risks as well, such as a quick U.S.-China trade deal and stronger labor force growth.

–	Inflation slowed in 2019, to below the Federal Open Market Committee’s (FOMC’s) 2 percent objective, but is expected to gradually increase over the next two years.

–	We do not expect further federal funds rate cuts in 2020. The federal funds rate is modestly positive for near-term economic growth in its current range of 1.50 to 1.75 percent.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Full Year 2019 Net Income of $5.4 Billion, $11.39 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2018 Form 10-K and subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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